Exhibit 99.1

WHITEWAVE FOODS REPORTS STRONG FIRST QUARTER 2013 RESULTS

•	Q1 2013 Adjusted Diluted Earnings per Share Increases 20% to $0.16

•	Adjusted net Sales Increase 9% to $608 Million on Volume Growth Across All Brands in Q1 2013

•	Consolidated Adjusted Operating Income Grew 20% in Q1 2013

•	Reaffirms Full Year 2013 Adjusted Diluted Earnings per Share Guidance of $0.68 to $0.72

DALLAS, TX – May 9, 2013 – The WhiteWave Foods Company (the “Company”) (NYSE: WWAV) today reported strong first quarter 2013 results.

Financial Summary:

	Three Months Ended March 31,
In millions, except percentages and EPS	2013	2012	% Change
Net Sales
GAAP	$608	$552	+10%
Adjusted	$608	$557	+9%
Operating Income
GAAP	$42	$49	-14%
Adjusted	$47	$39	+20%
Net Income
GAAP	$24	$31	-23%
Adjusted	$28	$23	+20%
Diluted Earnings per Share (EPS)
GAAP	$0.14	$0.21	-33%
Adjusted	$0.16	$0.13	+20%
Diluted Shares Outstanding
GAAP	173	150
Adjusted	173	173

The Company reported first quarter 2013 adjusted diluted earnings per share of $0.16, a 20 percent increase compared to first quarter 2012, despite a higher tax rate. Adjusted net sales for the first quarter of 2013 increased 9 percent to $608 million, compared to adjusted net sales of $557 million in the first quarter of 2012, primarily driven by volume growth across all of the Company’s brands. Consolidated adjusted operating income for the first quarter of 2013 totaled $47 million, representing an increase of 20 percent compared to $39 million in the first quarter of 2012, despite ongoing higher supply chain costs.

“All of our platforms have started the year off on very strong footing, with volume growth across all of our categories driving our robust top line performance in the first quarter. Consumers continue to be interested in natural, nutritious, and great tasting products that are responsibly produced. We believe that our on-trend, leading brands, outstanding marketing and best-in-class new products will continue to support our success,” said Gregg Engles, Chairman and Chief Executive Officer.

BASIS OF PRESENTATION

Financial results for 2012 are presented on a pro forma adjusted basis and financial results for 2013 are presented on an adjusted basis; however 2013 financial results for the North America and Europe Segments are not adjusted, as all 2013 adjustments relate to corporate cost centers. See reconciliations at the end of this release for further details.

NORTH AMERICA SEGMENT

The Company’s North America segment is comprised of our Plant-based Foods and Beverages, Premium Dairy, and Coffee Creamers and Beverages platforms. In the first quarter of 2013, net sales for the North America segment were $507 million, a 10 percent increase over the first quarter 2012, led by strong double-digit growth in both Plant-Based Foods and Beverages and Coffee Creamers and Beverages. Operating income for the North America segment increased 8 percent to $56 million for the first quarter of 2013, compared to the same period in 2012.

North America First Quarter Summary

In millions	2013	2012	% Change
Net Sales	$507	$463	+10%
Operating Income	$56	$52	+8%

Plant-Based Foods & Beverages

In the North America Plant-based Foods and Beverages platform, which includes Silk® Soymilk, Silk PureAlmond® and Silk PureCoconut®, net sales increased 13 percent in the first quarter of 2013 compared to the first quarter of 2012, driven primarily by continued strong growth of Silk PureAlmond® which grew over 55 percent during the first quarter. The overall Plant-based Foods and Beverages category remained strong with over 14 percent category growth in the first quarter of 2013, led by WhiteWave’s Silk® brand which continues to hold the #1 market positions in each of its product subcategories.

Building on the strength of the Silk® brand and a track record of innovation, in the second quarter of 2013, the Company is introducing a Silk PureAlmond® “lights” line that contains a third fewer calories, bringing an additional healthy and delicious option to consumers interested in the wellness benefits of plant-based foods and beverages.

Premium Dairy

In Premium Dairy, which includes Horizon Organic® branded dairy products, volume growth drove net sales to increase 5 percent in the first quarter of 2013 compared to the first quarter of 2012, in line with the Company’s previously communicated expectations. Growth continues to be driven by single-serve and DHA Omega-3 products, as well as increases in core half-gallon offerings. The organic milk category grew by 4 percent during the first quarter, fueled by Horizon Organic®, which outpaced the category growth by 1 percentage point.

The Company continues to expand its Premium Dairy platform with the second quarter 2013 launch of Horizon Organic® DHA Omega-3 enhanced products in single-serve packaging, providing this value-added, healthy alternative for consumers at home, at school and on-the-go.

Coffee Creamers & Beverages

In Coffee Creamers and Beverages, which includes coffee creamers under the International Delight® and LAND O LAKES® brands, as well as International Delight Iced Coffee®, net sales increased 14 percent in the first quarter of 2013 compared to the first quarter of 2012, as a result of volume increases across the portfolio, including strong growth in Iced Coffee. The refrigerated flavored creamer category grew 9 percent during the first quarter, driven by increased coffee consumption and the trend towards flavored, customized beverages.

The Company plans to build on its Coffee Creamers and Beverages platform with a new line of Cold Stone Creamery® inspired flavors, which will bring the taste of the ice cream chain’s desserts to your cup of coffee.

EUROPE SEGMENT

The Company’s Europe segment is comprised of its European Plant-based Foods and Beverages platform, which operates primarily under the Alpro® name. Net sales in the segment increased 7 percent in the first quarter of 2013 compared to the first quarter of 2012, on both a reported and constant currency basis. Operating income in the segment in the first quarter of 2013 increased to $7 million from $4 million in the first quarter of 2012.

Europe First Quarter Summary

In millions	2013	2012	% Change
Net Sales	$101	$95	+7%
Operating Income	$7	$4	+83%

Growth in the Europe segment was volume driven, particularly due to strong demand for almond, hazelnut and rice beverages, as well as continuing strong growth in soy yogurt offerings.

FORWARD OUTLOOK

The Company expects core growth of its leading brands and recent new product launches to continue to drive a sales growth rate in the high single digits for the second quarter, and growth consistent with previous guidance for the full year 2013. Based upon forecasted sales growth, combined with continued progress on cost efficiency initiatives, management anticipates an adjusted total operating income growth rate in the low to mid-teens for the second quarter 2013. On a full year basis for 2013, the Company expects an adjusted total operating income growth rate in the mid-teens, in line with its previous guidance.

The Company continues to estimate approximately $55 million in corporate costs for full year 2013, and capital expenditures in a range of $150 million to $160 million for 2013, consistent with its prior estimates. Management now anticipates a tax rate of between 34 and 35 percent for full year 2013.

WhiteWave continues to expect adjusted diluted earnings per share of between $0.68 and $0.72 for full year 2013. For the second quarter, the Company expects adjusted diluted earnings of between $0.14 to $0.16 per share.

“We are pleased with our first quarter results and remain confident in our ability to continue to drive growth in our business,” said Kelly Haecker, Executive Vice President and Chief Financial Officer. “At the same time, we are making excellent progress as we continue to execute on important margin enhancing initiatives, including expanding our capacity to allow us to produce more volume internally at more favorable costs and increasing the efficiency of our supply chain network. As we look to the rest of 2013 and beyond, we remain very positive about the profit growth opportunities across all of our businesses.”

SPIN-OFF BY DEAN FOODS ON MAY 23, 2013

On May 1, 2013, Dean Foods Company (NYSE: DF) announced that its Board of Directors had authorized the distribution of a portion of its remaining interest in WhiteWave to Dean Foods stockholders in the form of a pro rata dividend of shares of WhiteWave Class A and Class B common stock on shares of Dean Foods common stock outstanding at the close of business on May 17, 2013. The distribution will be completed at the close of business on May 23, 2013.

Dean Foods will distribute 47,686,000 shares of WhiteWave Class A common stock and 67,914,000 shares of WhiteWave Class B common stock to Dean Foods stockholders. It is estimated that Dean Foods stockholders will receive 0.256 shares of WhiteWave Class A shares and 0.364 shares of WhiteWave Class B shares for each share of Dean Foods they own, based upon the number of shares of Dean Foods common stock outstanding as of March 31, 2013. The actual distribution ratios will be determined based upon the number of Dean Foods shares outstanding as of May 17, 2013, the record date. Fractional shares of WhiteWave common stock will not be distributed, but will be settled for cash. The distribution has been structured to qualify as a tax-free distribution to Dean Foods stockholders for U.S. federal income tax purposes; cash received in lieu of fractional shares will, however, be taxable.

Once the distribution is complete, Dean Foods will hold 34,400,000 shares of WhiteWave Class A common stock. Dean has stated it expects to dispose of this remaining interest within 18 months of the distribution in one or more debt-for-equity exchanges or other tax-free dispositions. See the Company’s press release dated May 1, 2013, for further details.

“We have incredible brands, engaged and motivated employees, and a strong track record of growing our core businesses and successfully bringing innovative, great-tasting new products to market,” Engles said. “WhiteWave is changing what’s on retailers’ shelves and what people want on their tables for themselves and their families. I am truly excited about WhiteWave’s prospects and potential as an independent company.”

CONFERENCE CALL/WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held today, May 9, 2013, at 9:00AM ET and may be heard live by visiting the “Investor Relations” section of the Company’s website at www.whitewave.com/investor_relations. A slide presentation will accompany the webcast and a webcast replay will be available for approximately 45 days following the event within the Investor Relations section of the Company’s website.

EXPLANATION OF NON-GAAP FINANCIAL MEASURES

Certain financial information in this release relates to periods prior to the initial public offering of The WhiteWave Foods Company (“WhiteWave” or the “Company”) in October 2012 (the “IPO”) and the separation of our business from Dean Foods’ other businesses. Prior to the IPO, the Company had nominal assets and no liabilities, and had conducted no operations. In connection with the IPO, Dean Foods contributed the capital stock of its wholly owned subsidiary WWF Operating Company (“WWF Opco”) to the Company. WWF Opco, which is now a wholly owned subsidiary of the Company, held substantially all of the assets and liabilities related to the Company’s current business. Under U.S. generally accepted accounting principles, the contribution of WWF Opco to WhiteWave is treated as a reorganization of entities under common control under Dean Foods. As a result, we have retrospectively presented the unaudited pro forma adjusted condensed consolidated financial information of WhiteWave and WWF Opco for all periods presented.

The historical financial results in this release differ from the results of the WhiteWave segment for the same periods previously reported by Dean Foods. A reconciliation between the results reported in this release and the WhiteWave segment results reported by Dean Foods is included in the tables below.

In addition to the results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we have presented certain non-GAAP financial measures, including pro forma adjusted financial information for periods prior to 2013 and adjusted financial information for 2013, such as net sales, net income and diluted net income per share. We show non-GAAP measures presented on a pro forma adjusted basis as if the Company had operated on an independent and stand-alone basis in all periods presented prior to 2013 in order to facilitate meaningful evaluation of our operating performance between periods. These pro forma adjustments primarily relate to various commercial arrangements with Dean Foods, and its former subsidiary Morningstar, in connection with the separation of the Company’s business from the rest of Dean Foods’ businesses, increased corporate costs to operate as a stand-alone public company, interest expense, completion of the IPO and the use of proceeds therefrom, non-recurring transaction costs related to the Company’s IPO and equity awards to certain of our executive officers, employees and directors. These pro forma adjustments and adjustments are not necessarily indicative of our future performance and do not reflect what our actual financial performance would have been had we been a stand-alone public company during the periods presented. Further detail regarding these pro forma adjustments and adjustments is included in the tables below and the Company’s website at www.whitewave.com.

ABOUT THE WHITEWAVE FOODS COMPANY

The WhiteWave Foods Company is a leading consumer packaged food and beverage company that manufactures, markets, distributes, and sells branded Plant-based Foods and Beverages, Coffee Creamers and Beverages, and Premium Dairy products throughout North America and Europe. The Company is focused on providing consumers with innovative, great-tasting food and beverage choices that meet their increasing desires for nutritious, flavorful, convenient, and responsibly produced products. The Company’s widely-recognized, leading brands distributed in North America include Silk® Plant-based Foods and Beverages, International Delight® and LAND O LAKES® Coffee Creamers and Beverages, and Horizon Organic® Premium Dairy products. Its popular European brands of Plant-based Foods and Beverages include Alpro® and Provamel®.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projections of net sales growth, adjusted operating income, net income and adjusted diluted earnings per share, as well as expected capital expenditures, interest expense, tax rate and corporate costs, growth of our business, expected financial performance, and the pending spin-off and other potential dispositions by Dean Foods Company (“Dean Foods”) of its remaining interest in us. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results depends on a variety of economic, competitive, and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors, including consumer acceptance of the Company’s products. The Company cannot control the timing, manner, and completion of the spin-off or other disposition by Dean Foods of its ownership interest in the Company, and any spin-off or other disposition by Dean Foods of its remaining ownership interest in the Company could be subject to various conditions, including satisfactory market conditions, and Dean Foods’ maintenance of its private letter ruling from the IRS.

The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACTS

Investor Relations:	Media:
Dave Oldani	Molly Keveney
+1 (303) 635-4747	+1(303) 635-4529

The WhiteWave Foods Company

Condensed Consolidated Statements of Operations

(Unaudited)

	GAAP
	Three months ended March 31,
	2013	2012
	(In thousands, except share and per share data)
Net sales	$584,508	$522,730
Net sales to related parties	21,899	29,298
Transitional sales fees	1,837	—

Total net sales	608,244	552,028
Cost of sales	389,701	359,588

Gross profit	218,543	192,440
Related party license income	—	10,473
Operating costs and expenses:
Selling and distribution	125,938	118,987
General and administrative	50,612	35,062

Total operating costs and expenses	176,550	154,049

Operating income	41,993	48,864
Other expense:
Interest expense	4,724	1,649
Other (income) expense, net	(220)	121

Total other expense	4,504	1,770

Income before income taxes	37,489	47,094
Income tax expense	13,491	15,786

Net income	$23,998	$31,308

Average common shares:
Basic	173,000,000	150,000,000
Diluted	173,132,917	150,000,000
Basic earnings per common share:
Net income	$0.14	$0.21
Diluted earnings per common share:
Net income	$0.14	$0.21

The WhiteWave Foods Company

Condensed Consolidated Balance Sheets

(Unaudited)

	GAAP
	March 31, 2013	December 31, 2012
	(In thousands)
ASSETS
Cash and cash equivalents	$57,341	$69,373
Other current assets	348,826	313,448

Total current assets	406,167	382,821
Property, plant, and equipment, net	618,032	624,642
Identifiable intangible and other assets, net	1,146,564	1,160,548

Total Assets	$2,170,763	$2,168,011

LIABILITIES AND EQUITY
Total current liabilities, excluding debt	$276,643	$307,542
Total long-term debt, including current portion	744,050	780,550
Other long-term liabilities	315,388	294,963

Total Liabilities	1,336,081	1,383,055
Total equity	834,682	784,956

Total Liabilities and Equity	$2,170,763	$2,168,011

Unaudited Pro Forma Adjusted Condensed Consolidated Financial Information

The WhiteWave Foods Company (“WhiteWave”, “our”, “we”, “us”, or the “Company”) was incorporated on July 17, 2012 as a wholly-owned subsidiary of Dean Foods to acquire the capital stock of WWF Operating Company (“WWF Opco”), a wholly-owned subsidiary of Dean Foods. Prior to our initial public offering, WWF Opco held substantially all of the historical assets and liabilities related to our business that we acquired pursuant to the contribution described below. We had nominal assets and no liabilities, and conducted no operations prior to the completion of our initial public offering.

On October 31, 2012, we completed our initial public offering and sold 23,000,000 shares of Class A common stock to the public at a price of $17.00 per share. Prior to completion of our initial public offering, Dean Foods contributed all of the capital stock of WWF Opco to WhiteWave in exchange for 150,000,000 shares of Class B common stock.

Under U.S. generally accepted accounting principles, the contribution of WWF Opco to WhiteWave is treated as a reorganization of entities under common control under Dean Foods. As a result, we have retrospectively presented our unaudited pro forma adjusted condensed consolidated financial information of WhiteWave and WWF Opco for all periods prior to 2013.

The tables below provide certain unaudited pro forma condensed consolidated statement of operations information and certain unaudited pro forma adjusted condensed consolidated statement of operations information for the first quarter of 2012, which have been derived by application of pro forma adjustments to our historical financial statements for the three months ended March 31, 2012 and certain other adjustments described below. The unaudited pro forma condensed consolidated statements of operations and unaudited pro forma adjusted condensed consolidated statements of operations give effect to our initial public offering and separation of our business from Dean Foods’ other businesses as if those transactions had occurred or had become effective as of January 1, 2012.

The adjustments below are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial information and unaudited pro forma adjusted condensed financial information are for illustrative and informational purposes only and do not purport to represent what our financial position or results of operations would have been if we had operated as a stand-alone public company during the periods presented or if the transactions had actually occurred as of the dates indicated, nor do they project our financial position at any future date or our results of operations or cash flows for any future period.

The pro forma adjustments to our historical financial information reflect the following:

•	our separation from Dean Foods;

•	the incurrence of approximately $885 million in new indebtedness under our senior secured credit facilities;

•

the settlement of our historical indebtedness, including the $440.3 million allocated portion of the Dean Foods senior secured credit facility which was reflected as a contribution to our capital from Dean Foods;

•	the agreements that formalized and, in certain cases, modified ongoing commercial arrangements we have with certain current and former wholly-owned Dean Foods subsidiaries; and

•	the termination of the intellectual property license agreement with Morningstar Foods, LLC (“Morningstar”).

The additional adjustments to our historical financial information for all the periods presented reflect the incremental impact of the transitional sales agreements, stand-alone public company costs, and non-recurring transition costs, all of which are described in the notes to the tables presented.

On January 3, 2013, Dean Foods sold its Morningstar business to an unaffiliated third party. In connection with this sale, we modified certain of the commercial agreements entered into in connection with the initial public offering between us and Morningstar. These modifications are primarily timing modifications and are not expected to have a material impact on our results of operations.

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP			Adjusted
	Q1 2013	Adjustments		Q1 2013
	(In thousands, except share and per share data)
Total net sales	$608,244	$—		$608,244
Cost of sales	389,701	—		389,701

Gross profit	218,543	—		218,543
Related party license income	—	—		—
Operating costs and expenses:
Selling and distribution	125,938	—		125,938
General and administrative	50,612	(5,479	) (f)	45,133

Total operating costs and expenses	176,550	(5,479)		171,071

Operating income	41,993	5,479		47,472
Other expense (income):
Interest expense	4,724	—		4,724
Other expense (income), net	(220)	(23	) (g)	(243)

Total other expense	4,504	(23)		4,481

Income before income taxes	37,489	5,502		42,991
Income tax expense	13,491	1,896	(h)	15,387

Net income	$23,998	$3,606		$27,604

Earnings per Share, Basic and Diluted:
Basic				$0.16	(i)
Diluted				$0.16	(i)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic				173,000,000
Diluted				173,132,917

	GAAP			Adjusted
	Q1 2013	Adjustments		Q1 2013
	(In thousands)
Income statement amounts by segment:
Total net sales
North America	$507,017	$—		$507,017
Europe	101,227	—		101,227

Total	$608,244	$—		$608,244

Operating income
North America	$56,211	$—		$56,211
Europe	6,703	—		6,703

Total consolidated segment operating income	62,914	—		62,914

Related party license income	—	—		—
Corporate and other	(20,921)	5,479	(f)	(15,442)

Total operating income	$41,993	$5,479		$47,472

The WhiteWave Foods Company

Reconciliation of GAAP to Non-GAAP Information

(Unaudited)

	GAAP Q1 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted Q1 2012
	(In thousands, except share and per share data)
Total net sales	$552,028	$5,309	(a)	$557,337	$(180	) (e)	$557,157
Cost of sales	359,588	1,733	(a)	361,321	(4,280	) (e)	357,041

Gross profit	192,440	3,576		196,016	4,100		200,116
Related party license income	10,473	(10,473	) (b)	—	—		—
Operating costs and expenses:
Selling and distribution	118,987	—		118,987	(559	) (e)	118,428
General and administrative	35,062	2,456	(c)	37,518	4,724	(f)	42,242

Total operating costs and expenses	154,049	2,456		156,505	4,165		160,670

Operating income	48,864	(9,353)		39,511	(65)		39,446
Other expense:
Interest expense	1,649	4,351	(d)	6,000	—		6,000
Other expense, net	121	—		121	—		121

Total other expense	1,770	4,351		6,121	—		6,121

Income before income taxes	47,094	(13,704)		33,390	(65)		33,325
Income tax expense	15,786	(4,795	) (h)	10,991	(657	) (h)	10,334

Net income	$31,308	$(8,909)		$22,399	$592		$22,991

Earnings per Share, Basic and Diluted:
Basic							$0.13	(i)
Diluted							$0.13	(i)
Weighted Average Shares Outstanding, Basic and Diluted:
Basic							173,000,000
Diluted							173,000,109

	GAAP Q1 2012	Pro forma adjustments		Pro forma	Additional adjustments		Pro Forma Adjusted Q1 2012
	(In thousands)
Income statement amounts by segment:
Total net sales
North America	$457,366	$5,309	(a)	$462,675	$(180	) (e)	$462,495
Europe	94,662	—		94,662	—		94,662

Total	$552,028	$5,309		$557,337	$(180)		$557,157

Operating income
North America	$44,043	$3,576	(a)	$47,619	$4,659	(e)	$52,278
Europe	3,668	—		3,668	—		3,668

Total consolidated segment operating income	47,711	3,576		51,287	4,659		55,946

Related party license income	10,473	(10,473)		—	—		—
Corporate and other	(9,320)	(2,456	) (c)	(11,776)	(4,724	) (f)	(16,500)

Total operating income	$48,864	$(9,353)		$39,511	$(65)		$39,446

The adjusted results differ from the Company’s results under GAAP due to the following:

(a)	The adjustment reflects:

i.	An agreement with two wholly-owned Dean Foods subsidiaries, Suiza Dairy Group, LLC (“Suiza Dairy”) and Dean Dairy Holdings, LLC (“Dean Dairy”), pursuant to which those subsidiaries continue to sell and distribute certain WhiteWave products. This agreement modifies our historical intercompany arrangements and reflects new pricing. The net effect of the agreement is an estimated increase in total net sales and an estimated increase in cost of sales for the following periods:

•	$nil million and $nil million for the three months ended March 31, 2013.

•	$5.3 million and $1.2 million for the three months ended March 31, 2012.

ii.	Manufacturing agreements with (1) Morningstar pursuant to which Morningstar continues manufacturing various WhiteWave products on our behalf and (2) Suiza Dairy and Dean Dairy pursuant to which they continue manufacturing WhiteWave fresh organic milk products on our behalf. The agreements modify our historical intercompany arrangements and reflect new pricing. The net effect of the agreements is an estimated increase in cost of sales for the following periods:

•	$nil million for the three months ended March 31, 2013.

•	$0.5 million for the three months ended March 31, 2012.

(b)	The adjustment reflects the elimination of license income associated with our intellectual property license agreement with Morningstar. In connection with our initial public offering, this agreement was terminated and we transferred the intellectual property subject to this license agreement to Morningstar. The effect of this agreement is to eliminate the related party license income for the three months ended March 31, 2012.

(c)	The adjustment reflects the recurring impact on stock compensation expense for grants to the Company’s Named Executive Officers and other executives made in connection with our initial public offering (the “IPO grants”).

•	$nil million for the three months ended March 31, 2013.

•	$2.5 million for the three months ended March 31, 2012.

(d)	The adjustment reflects:

i.	Elimination of the interest expense related to our historical indebtedness.

•	$nil million for the three months ended March 31, 2013.

•	$3.7 million for the three months ended March 31, 2012.

ii.	Expected interest expense and the amortization of deferred financing costs on our new borrowings under the revolving credit facility and term loan facilities.

•	$nil million for the three months ended March 31, 2013.

•	$6.2 million for the three months ended March 31, 2012.

iii.	Elimination of interest income associated with our loan agreement with Morningstar related to the license income under the intellectual property license agreement.

•	$nil million for the three months ended March 31, 2013.

•	$1.9 million for the three months ended March 31, 2012.

(e)	The adjustment reflects:

i.	A transitional sales agreement with Morningstar pursuant to which Morningstar will transfer back to us responsibility for sales and associated costs of certain WhiteWave products. The net effect of the agreement is an estimated increase in total net sales for the following periods:

•	$nil million for the three months ended March 31, 2013.

•	$6.5 million for the three months ended March 31, 2012.

ii.	A transitional sales agreement with Morningstar pursuant to which we will transfer to Morningstar responsibility for the sales and associated costs of our aerosol whipped topping and other non-core products. The net effect of the agreement is a decrease in total net sales, a decrease in cost of sales, and a decrease in selling and distribution expense for the following periods:

•	$nil million, $nil million, and $nil million for the three months ended March 31, 2013.

•	$6.7 million, $4.3 million, and $0.6 million for the three months ended March 31, 2012.

(f)	The adjustment reflects:

i.	Elimination of the historical corporate costs allocated to us by Dean Foods.

•	$nil million for the three months ended March 31, 2013.

•	$9.3 million for the three months ended March 31, 2012.

ii.	Elimination of the non-cash impact on stock compensation expense for the IPO grants.

•	$2.4 million for the three months ended March 31, 2013.

•	$2.5 million for the three months ended March 31, 2012.

iii.	The inclusion of estimated stand-alone public company costs, including the costs of corporate services currently provided by Dean Foods.

•	$nil million for the three months ended March 31, 2013.

•	$16.5 million for the three months ended March 31, 2012.

iv.	Elimination of other non-recurring transition costs.

•	$3.1 million for the three months ended March 31, 2013.

•	$nil million for the three months ended March 31, 2012.

(g)	The adjustment reflects elimination of the expense related to our interest rate swaps.

•	$0.0 million for the three months ended March 31, 2013.

•	$nil million for the three months ended March 31, 2012.

(h)	The income tax in the pro forma adjustments column is recorded at the U.S. federal statutory rate of 35%.

Income tax in the adjustments and additional adjustments columns represents the amount required to adjust the 35% statutory rate to the estimated effective rate on all adjustments in the adjustments, pro forma adjustments and additional adjustments columns.

(i)	For all periods presented, the number of shares used to compute basic earnings per share is 173,000,000, which is comprised of 23,000,000 shares of Class A common stock (the number of shares outstanding upon completion of our initial public offering) and 150,000,000 shares of Class B common stock. The number of shares used to compute diluted earnings per share is 173,000,109 for all periods prior to the three months ended March 31, 2013 and 173,132,917 for the three months ended March 31, 2013, which includes the dilutive impact of stock options and RSUs.

Reconciliation of WhiteWave Segment Data to

The WhiteWave Foods Company Stand-Alone Financial Data

(Unaudited)

	Three months ended March 31, 2013
	Historical Segment Results	Sales to Related Parties (a)	Related Party License Agreement (b)	Other Adjustments (c)	Stand-Alone Financial Results
	(In thousands)
Net sales to external customers	$586,345	$—	$—	$(1,837)	$584,508
Net sales to related parties	—	21,899	—	—	21,899
Transitional sales fees	—	—	—	1,837	1,837

Total net sales	$586,345	$21,899	$—	$—	$608,244

Operating income	$41,993	$—	$—	$—	$41,993

	Three months ended March 31, 2012
	Historical Segment Results	Sales to Related Parties (a)	Related Party License Agreement (b)	Other Adjustments (c)	Stand-Alone Financial Results
	(In thousands)
Net sales to external customers	$522,730	$—	$—	$—	$522,730
Net sales to related parties	—	29,298	—	—	29,298
Transitional sales fees	—	—	—	—	—

Total net sales	$522,730	$29,298	$—	$—	$552,028

Operating income	$46,995	$—	$10,473	$(8,604)	$48,864

The historical financial results for The WhiteWave Foods Company differ from the results of the WhiteWave segment for the same periods to be reported by Dean Foods in its Quarterly Report on Form 10-Q for the three months ended March 31, 2013. The selected data provided in the table above includes the following adjustments that were reflected in the preparation of The WhiteWave Foods Company’s results on a stand-alone basis:

(a)	The adjustment reflects net sales to related parties for WhiteWave’s sales of raw materials and finished products to Dean Foods’ segments.
(b)	The adjustment reflects income for an intellectual property licensing agreement between WhiteWave and Morningstar, previously reported within Dean Foods’ Morningstar segment. Morningstar had rights to use WhiteWave’s intellectual property in the manufacture of certain products. In connection with our initial public offering, this agreement was terminated. In addition, WhiteWave transferred the intellectual property that was the subject of the license agreement to Morningstar.
(c)	The adjustments primarily reflect the allocation of corporate and shared service costs to WhiteWave prior to completion of our initial public offering. These allocations include costs related to corporate and shared services such as executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services, as well as stock based compensation expense attributable to WhiteWave employees and an allocation of stock based compensation attributable to employees of Dean Foods. Upon completion of our initial public offering, we assumed responsibility for the costs of these functions. Additionally, for the three months ended March 31, 2013, these adjustments reflect the effect of the transitional sales agreement with Morningstar, pursuant to which Morningstar transfers back to us responsibility for sales and associated costs of certain WhiteWave products. The net effect of the agreement is reflected as transitional sales fees of $1.8 million, representing gross billings to customers by Morningstar of $19.3 million, for the three months ended March 31, 2013.